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                                                                   EXHIBIT 10.38

                     2003 - 2005 EXECUTIVE PERFORMANCE PLAN
                                  PLAN SUMMARY

AWARDS: The award will be earned on the vesting date only to the extent that the gross margin improvement goal for the three year performance period is met, with any unearned Units being forfeited. Earned units will be paid in shares on or shortly after the vesting date. Units will be converted into shares by dividing the earned Units by the Fair Market Value (as defined in the 2001 Long-Term Incentive Plan or the "Plan") of a share on the vesting date. Gross Margin Improvement is gross profit (net sales minus cost of goods sold or COGS) divided by net sales over the performance period. For this purpose, COGS excludes COGS-promotion, or the cost of on-pack and in-pack consumer promotion items. Our cumulative gross margin improvement goal for 2003, 2004, and 2005 is ___ pts. Your EPP award will be based on our success in reaching that goal. Your actual award will be delivered the first quarter of 2006 in the form of Kellogg shares equal to the U.S. dollar amount of your award value.

                                Threshold            Target           Maximum
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
Payout
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Gross Margin
Improvement
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

PERFORMANCE PERIOD: Three consecutive years with the first year being the calendar year of the grant date.

VESTING: Performance Units are earned and vest on the third anniversary of the grant date (the "vesting date"). Vesting continues but does not accelerate for employees who die, are Disabled or Retire (as defined in the Plan) prior to the vesting date; however, the target award is pro-rated by multiplying the target award by a fraction equal to the number of months worked in the Performance Period divided by 36. Employees forfeit any non-vested units if employment terminates prior to the vesting date for any reason other than death, Disability or Retirement. Forfeitures include unearned units and are effective as of the date of termination.

CHANGE OF CONTROL: In the event of a Change of Control, all Performance Units will be considered earned and will be payable at target in cash as promptly as practicable following the Change of Control. The Compensation Committee may adjust the units earned to the extent the actual performance period net sales growth to that date exceeds the target, as it may be adjusted, in the "Award" section above but in no case will the units earned be less than the target amount.

DIVIDENDS: Dividends are not paid on Performance Units. After the Performance Units are paid in shares of the Company's common stock and delivered to the participant on the third anniversary of the vesting date, dividends will be paid prospectively for all shares owned if and when declared by the Board of Directors.

VOTING: Performance Units are not entitled to any voting rights. After the Performance Units are paid in shares of the Company's common stock and delivered to the participant on the third anniversary of the vesting date, owners of such shares will be entitled to voting rights on them.

TAXES: Taxes will be due when the shares vest based on the Fair Market Value (as defined in the Plan) of the shares on the vesting date. In the year of vesting, taxes will be reported on the appropriate tax reporting forms (W2 in the U.S., T4 in Canada). Employees will pay withholding taxes by selling shares unless an election is made prior to the vesting date to pay the taxes in cash. Taxes include Federal, social insurance or FICA taxes, state and local, if applicable and as required by local requirements.

ADMINISTRATION: Soon after the third anniversary of the grant date, the number of shares paid will be deposited into a Wells Fargo account. After the shares are delivered following the third anniversary of the grant date, participants can contact Wells Fargo at 1-877-910-5385 for customer service.

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COMMUNICATION: Target awards will be communicated to employees during the salary planning communication in late February and early March, when other pay decisions such as merit increase, bonus and stock option award are communicated. A plan summary will be included with this communication. Immediately prior to the vesting date, participants will receive confirmation of the actual award, between 0% and 200% of target based on gross margin improvement vs. the goals established in the plan. Participants will also receive a notice shortly before vesting that explains procedures for paying the withholding in cash.

REGISTRATION: Upon issuance, shares will be registered in the employee's name. Employees can change the registration of the shares by calling Wells Fargo.

DISPOSITION AT VESTING: After the shares are delivered, participants can leave the shares with Wells Fargo, ask Wells Fargo to sell the shares, have a certificate issued to the participant or have the shares electronically transferred to another broker.

BENEFITS: Income from the Executive Performance Plan will not be included in earnings for the purposes of determining benefits, including pension, S&I, disability, life insurance and other survivor benefits.

INSIDERS: After the performance units vest and are delivered in shares, insiders cannot dispose of the EPP shares without prior approval of the Legal Department.

TAX AND LEGAL ISSUES: The Company reserves the right to pay the award in cash, rather than shares, if there are any adverse tax or legal consequences for either the employee or Company related to the ownership of Kellogg Company shares (generally for participants outside North America).

OTHER PLAN PROVISIONS: The Executive Performance Plan was adopted under the 2001 Long-Term Incentive Plan and is subject to all the provisions of the Plan, including those related to the ability of the Board of Directors to amend the Plan, the Executive Performance Plan or any awards thereunder. Nothing in this summary or the Executive Performance Plan or the Long-Term Incentive Plan shall confer upon the participant any right of continued employment.

  This plan summary is subject to the actual plan document and any additional terms and conditions as determined by the Compensation Committee of the Board of
                                   Directors.